January 27, 1999


           A.R. Arulpragasam
           ARA Portfolio Management
           195 Church Street
           9th Floor
           New Haven, CT 06510-2009

           Re:    Smith Barney Diversified Futures Fund L.P. II

           Dear Raj:

           Please liquidate all of your positions in the above references fund(s) in an orderly fashion by the close of business Friday, January 29, 1999.

           If you have any questions, I can be reached at 212- 723-5416.

           Very truly yours,

           SMITH BARNEY FUTURES MANAGEMENT INC.



           Daniel A. Dantuono
           Chief Financial Officer & Director


           DAD/sr